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                                                                Exhibit (g)


                          CUSTODIAN SERVICING AGREEMENT


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                          CUSTODIAN SERVICING AGREEMENT


         THIS AGREEMENT is made and entered into as of this _____ day of April, 1999, by and between The Catholic Funds, Inc., a Maryland corporation (hereinafter referred to as the "Fund Company"), and Firstar Bank Milwaukee, N.A., a national banking association (hereinafter referred to as the "Custodian").

         WHEREAS, the Fund Company is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund Company is authorized to create separate series, each with its own separate investment portfolio; and

         WHEREAS, the Fund Company desires that the securities and cash of each series of the Fund Company listed on EXHIBIT A attached hereto, as may be amended from time to time (each such series referred to herein individually as a "Fund" and collectively as the "Funds"), shall be hereafter held and administered by Custodian pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Fund Company and Custodian agree as follows:

         1.       Definitions

                  The word "securities" as used herein includes stocks, shares, bonds, debentures, notes, mortgages or other obligations, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets.

                  The words "officers' certificate" shall mean a request or direction or certification in writing signed in the name of the Fund Company by any two of the President, a Vice President, the Secretary and the Treasurer of the Fund Company, or any other persons duly authorized to sign by the Board.

                  The word "Board" shall mean Board of Directors of The Catholic Alliance Funds, Inc.

         2.       Names, Titles, and Signatures of the Company's Officers

                  An officer of the Fund Company will certify to Custodian the names and signatures of those persons authorized to sign the officers' certificates and the names of the members of the Board, together with any changes which may occur from time to time.

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         3.       Receipt and Disbursement of Money

                  A. Custodian shall open and maintain a separate account or accounts in the name of each Fund, subject only to draft or order by Custodian acting pursuant to the terms of this Agreement. Custodian shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund Company. Custodian shall make payments of cash to, or for the account of, the Fund Company from such cash only:

                           (1) For the purchase of securities for the portfolio of a Fund upon the delivery of such securities to Custodian, registered in the name of the relevant Fund or of the nominee of Custodian referred to in Section 7 or in proper form for transfer;

                           (2) For the purchase or redemption of shares of the common stock of a Fund upon delivery thereof to Custodian, or upon proper instructions from the Fund Company;

                           (3) For the payment of interest, dividends, taxes, investment adviser's fees or operating expenses (including, without limitation thereto, fees for legal, accounting, auditing and custodian services and expenses for printing and postage);

                           (4)      For payments in connection with the
                                    conversion, exchange or surrender of
                                    securities owned or subscribed to by a Fund held by or to be delivered to Custodian; or

                           (5)      For other proper corporate purposes
                                    certified by resolution of the Board.

                  Before making any such payment, Custodian shall receive (and may rely upon) an officers' certificate requesting such payment and stating that it is for a purpose permitted under the terms of items (a), (b), (c), or (d) of this Subsection A of this Section 3, and also, in respect of item (e), upon receipt of an officers' certificate specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made, provided, however, that an officers' certificate need not precede the disbursement of cash for the purpose of purchasing a money market instrument, or any other security with same or next-day settlement, if the President, a Vice President, the Secretary or the Treasurer of the Fund Company issues appropriate oral or facsimile instructions to Custodian and an appropriate officers' certificate is received by Custodian within two business days thereafter.


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                  B.       Custodian is hereby authorized to endorse and collect
                           all checks, drafts or other orders for the payment of money received by Custodian for the account of each Fund.

                  C. Custodian shall, upon receipt of proper instructions, make federal funds available to the Fund Company as of specified times agreed upon from time to time by the Fund Company and the Custodian in the amount of checks received in payment for shares of a Fund which are deposited into such Fund's account.

                  D. If so directed by the Fund Company, Custodian will invest any and all available cash in overnight cash-equivalent investments as specified by the investment manager.

         4.       Segregated Accounts

                  Upon receipt of proper instructions, the Custodian shall establish and maintain a segregated account(s) for and on behalf of each Fund, into which account(s) may be transferred cash and/or securities.

         5.       Transfer, Exchange, Redelivery, Etc. of Securities

                  Custodian shall have sole power to release or deliver any securities of any Fund of the Fund Company held by it pursuant to this Agreement. Custodian agrees to transfer, exchange or deliver securities held by it hereunder only:

                  (A) For sales of such securities for the account of a Fund upon receipt by Custodian of payment therefore;

                  (B) When such securities are called, redeemed or retired or otherwise become payable;

                  (C) For examination by any broker selling any such securities in accordance with "street delivery" custom;

                  (D) In exchange for, or upon conversion into, other securities alone or other securities and cash whether pursuant to any plan of merger, consolidation, reorganization, recapitalization or readjustment, or otherwise;

                  (E) Upon conversion of such securities pursuant to their terms into other securities;

                  (F) Upon exercise of subscription, purchase or other similar rights represented by such securities;

                  (G) For the purpose of exchanging interim receipts or temporary securities for definitive securities;

                  (H) For the purpose of redeeming in kind shares of common stock of the Fund upon delivery thereof to Custodian; or


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                  (I) For other proper corporate purposes.

                  As to any deliveries made by Custodian pursuant to items (a),
(b), (d), (e), (f), and (g), securities or cash receivable in exchange therefor shall be deliverable to Custodian.

                  Before making any such transfer, exchange or delivery, Custodian shall receive (and may rely upon) an officers' certificate requesting such transfer, exchange or delivery, and stating that it is for a purpose permitted under the terms of items (a), (b), (c), (d), (e), (f), (g), or (h) of this Section 5 and also, in respect of item (i), upon receipt of an officers' certificate specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such securities shall be made, provided, however, that an officers' certificate need not precede any such transfer, exchange or delivery of a money market instrument, or any other security with same or next-day settlement, if the President, a Vice President, the Secretary or the Treasurer of the Fund Company issues appropriate oral or facsimile instructions to Custodian and an appropriate officers' certificate is received by Custodian within two business days thereafter.

         6.       Custodian's Acts Without Instructions

                  Unless and until Custodian receives an officers' certificate to the contrary, Custodian shall: (a) present for payment all coupons and other income items held by it for the account of each Fund, which call for payment upon presentation and hold the cash received by it upon such payment for the account of such Fund; (b) collect interest and cash dividends received, with notice to the Fund Company, for the account of a Fund; (c) hold for the account of each Fund hereunder all stock dividends, rights and similar securities issued with respect to any securities held by it hereunder for the account of such Fund; and (d) execute, as agent on behalf of the Fund Company, all necessary ownership certificates required by the Internal Revenue Code of 1986, as amended (the "Code") or the Income Tax Regulations (the "Regulations") of the United States Treasury Department (the "Treasury Department") or under the laws of any state now or hereafter in effect, inserting the name of the appropriate Fund on such certificates as the owner of the securities covered thereby, to the extent it may lawfully do so.


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         7.       Registration of Securities

                  Except as otherwise directed by an officers' certificate, Custodian shall register all securities, except such as are in bearer form, in the name of a registered nominee of Custodian as defined in the Internal Revenue Code and any Regulations of the Treasury Department issued thereunder or in any provision of any subsequent federal tax law exempting such transaction from liability for stock transfer taxes, and shall execute and deliver all such certificates in connection therewith as may be required by such laws or regulations or under the laws of any state. All securities held by Custodian hereunder shall be at all times identifiable in its records held in an account or accounts of Custodian containing only the assets of the particular Fund.

                  The Fund Company shall from time to time furnish to Custodian appropriate instruments to enable Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee, any securities which it may hold for the account of any Fund and which may from time to time be registered in the name of such Fund or the Fund Company.

         8.       Voting and Other Action

                  Neither Custodian nor any nominee of Custodian shall vote any of the securities held hereunder by or for the account of any Fund, except in accordance with the instructions contained in an officers' certificate. Custodian shall deliver, or cause to be executed and delivered, to the Fund Company all notices, proxies and proxy soliciting materials with respect to such securities, such proxies to be executed by the registered holder of such securities (if registered otherwise than in the name of any Fund or the Fund Company), but without indicating the manner in which such proxies are to be voted.

         9.       Transfer Tax and Other Disbursements

                  The Fund Company shall pay or reimburse Custodian from time to time for any transfer taxes payable upon transfers of securities made hereunder, and for all other necessary and proper disbursements and expenses made or incurred by Custodian in the performance of this Agreement.

                  Custodian shall execute and deliver such certificates in connection with securities delivered to it or by it under this Agreement as may be required under the provisions of the Internal Revenue Code and any Regulations of the Treasury Department issued thereunder, or under the laws of any state, to exempt from taxation any exempt transfers and/or deliveries of any such securities.


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         10.      Concerning Custodian

                  Custodian shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between the two parties. Until modified in writing, such compensation shall be as set forth in EXHIBIT A attached hereto. Notwithstanding anything to the contrary, amounts owed by the Fund Company to the Custodian shall only be paid out of the assets and property of the particular Fund involved.

                  Custodian shall not be liable for any action taken in good faith and without negligence and willful misconduct upon any certificate herein described or certified copy of any resolution of the Board, and may rely on the genuineness of any such document which it may in good faith believe to have been validly executed.

                  The Fund Company agrees to indemnify and hold harmless Custodian and its nominee from all taxes, charges, expenses, assessments, claims and liabilities (including reasonable counsel fees) incurred or assessed against it or by its nominee in connection with the performance of this Agreement, except such as may arise from a breach by Custodian of any representation or warranty made under this Agreement or from its or its nominee's own bad faith, negligent action, negligent failure to act or willful misconduct. In the event of any advance of cash for any purpose made by Custodian for the benefit of any Fund resulting from orders or instructions of the Fund Company, any property at any time held for the account of such Fund shall be security therefor.

                  Custodian agrees to indemnify and hold harmless the Fund Company from all charges, expenses, assessments, and claims/liabilities (including reasonable counsel fees) incurred or assessed against it in connection with the performance of this Agreement, except such as may arise from the Fund Company's or any Fund's own bad faith, negligent action, negligent failure to act, or willful misconduct.

                  Custodian agrees that obligations assumed by the Fund Company pursuant to this Agreement shall be limited in all cases to the respective assets of the Fund with respect to which such obligation relates. Custodian further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of any Fund or any other series of the Fund Company, nor from the Directors or any individual Director of the Fund Company.

         11.      Subcustodians

                  Custodian is hereby authorized to engage another bank or trust company as a subcustodian for all or any part of the Company's assets, so long as any such bank or trust company is itself qualified under the 1940 Act and the rules and regulations thereunder and provided further that, if the Custodian utilizes the services of a subcustodian, the Custodian shall remain fully liable and responsible for any losses caused to the Fund Company by the subcustodian as fully as if the Custodian was directly responsible for any such losses under the terms of this Agreement.


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                  Notwithstanding anything contained herein, if the Fund Company requires the Custodian to engage specific subcustodians for the safekeeping and/or clearing of assets, the Fund Company agrees to indemnify and hold harmless Custodian from all claims, expenses and liabilities incurred or assessed against it in connection with the use of such subcustodian in regard to the Fund Company's assets, except as may arise from Custodian's own bad faith, negligent action, negligent failure to act or willful misconduct.

         12.      Reports by Custodian

                  Custodian shall furnish the Fund Company periodically as agreed upon with a statement summarizing all transactions and entries for the account of Fund Company. On a daily basis, Custodian shall provide to each Fund's investment adviser and, if any, sub-adviser with the Fund's beginning cash balance available for investment purposes. Custodian shall furnish to the Fund Company, at the end of every month, a list of the portfolio securities for the Fund showing the aggregate cost of each issue. The books and records of Custodian pertaining to its actions under this Agreement shall be open to inspection and audit at reasonable times by officers of, and by auditors employed by, the Fund Company.

         13.      Termination or Assignment

                  This Agreement may be terminated by the Fund Company either in its entirety or with respect to any particular Fund(s), or by Custodian, on ninety (90) days notice, given in writing and sent by registered mail to:

                           Firstar Mutual Fund Services, LLC
                           615 East Michigan Street
                           Milwaukee, Wisconsin 53202
                           Attention: Relationship Manager

                  or to the Fund Company at:

                           The Catholic Funds, Inc.
                           1100 West Wells Street
                           Milwaukee, Wisconsin 53233
                           Attention: President

as the case may be. Upon any termination of this Agreement, pending appointment of a successor to Custodian or a vote of the shareholders of the relevant Fund(s) to dissolve or to function without a custodian of its cash, securities and other property, Custodian shall not deliver cash, securities or other property of such Fund to the Fund Company, but may deliver them to a bank or trust company of its own selection that meets the requirements of the 1940 Act as a Custodian for the Fund Company to be held under terms similar to those of this Agreement, provided, however, that custodian shall not be required to make any such delivery or payment until full payment shall have been made by the Fund Company of all liabilities constituting a charge on or against the properties then held by Custodian or on or against Custodian for the account of or with respect to the


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relevant Fund(s), and until full payment shall have been made to Custodian of all its fees, compensation, costs and expenses relating to such Fund(s), subject to the provisions of Section 10 of this Agreement.

                  This Agreement may not be assigned by Custodian without the consent of the Fund Company, authorized or approved by a resolution of the Board.

         14.      Deposits of Securities in Securities Depositories

                  No provision of this Agreement shall be deemed to prevent the use by Custodian of a central securities clearing agency or securities depository, provided, however, that Custodian and the central securities clearing agency or securities depository meet all applicable federal and state laws and regulations, and the Board approves by resolution the use of such central securities clearing agency or securities depository.

         15.      Records

                  Custodian shall keep records relating to its services to be performed hereunder, in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular
Section 31 of the 1940 Act and the rules thereunder. Custodian agrees that all such records prepared or maintained by the Custodian relating to the services performed by Custodian hereunder are the property of the Fund Company and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Fund Company on and in accordance with its request.

         16.      Governing Law

                  This Agreement shall be governed by Wisconsin law. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

         17.      Proprietary and Confidential Information

                  The Custodian agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund Company all records and other information relative to the Fund Company and prior, present, or potential shareholders of the Fund Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund Company, which approval shall not be unreasonably withheld and may not be withheld where the Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund Company.

         18.      No Agency Relationship


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                  Nothing herein contained shall be deemed to authorize or
empower Custodian to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

         19.      Year 2000 Compliance

                  The Custodian represents to the Fund Company that the computer software, computer firmware, computer hardware (whether general or special purpose) and other similar related items of automated, computerized and/or software systems that are owned or licensed by the Custodian and will be utilized by the Custodian or its agents in connection with the provision of services described in this Agreement are "Year 2000 Compliant" (as defined below). As used in this Section 19 of this Agreement, the term "Year 2000 Compliant" shall mean the ability of the relevant system to provide all of the following functions:

                  A. Process date information before, during and after January1, 2000, including but not limited to accepting date specific input data, providing date specific output data, and performing calculations on dates or portions of dates;

                  B. Function accurately and without interruption or malfunction before, during and after January 1, 2000, without any change in operations associated with the advent of the new millennium and assuming no other defects, bugs, viruses or other problems unrelated to Year 2000 compliance issues which disrupt functionality;

                  C. Respond to two-digit, year-date input in a way that resolves the ambiguity as to century and in a disclosed, defined and predetermined manner; and

                  D. Store and provide output data of date specific information in ways that are unambiguous as to century.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.


THE CATHOLIC FUNDS, INC.                            FIRSTAR BANK MILWAUKEE, N.A.



By:                                                 By:
   -------------------------------                     -------------------------

Title:                                              Title:
      ----------------------------                        ----------------------


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                                                                       EXHIBIT A

                               CUSTODY SERVICES
                        ANNUAL FEE SCHEDULE - DOMESTIC FUNDS


         Separate Series of The Catholic Funds, Inc.


NAME OF FUND                                                      DATE ADDED
Equity Income Fund                                            ____________, 1999
Large-Cap Growth Fund                                         ____________, 1999
Disciplined Capital Appreciation Fund                         ____________, 1999

Annual fee based upon average daily net asset:
         2 basis points per year;
         Minimum annual fee per fund - $3,000

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
         $12.00 per book entry security (depository or Federal Reserve system) $25.00 per definitive security (physical)
         $25.00 per mutual fund trade
         $75.00 per Euroclear
         $ 8.00 per principal reduction on pass-through certificates
         $35.00 per option/futures contract
         $15.00 per variation margin $15.00 per Fed wire deposit or withdrawal

Variable Amount Demand Notes: Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates. Our charge, which is 0.25 of 1%, is deducted from the variable amount note income at the time it is credited to your account.

Plus reasonable and customary out-of-pocket expenses reported in detail, and extraordinary expenses approved in advance in writing based upon complexity.

Fees and out-of-pocket expenses are billed to the fund monthly, based upon market value at the beginning of the month.


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